UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                   Lexent Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    52886Q10
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 2  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Allegra Capital Partners III, L.P.
        13-3832495
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 3  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Allegra Partners III, L.P.
        13-3832494
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 3 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 4  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Allegra Capital Partners IV, L.P.
        13-4096865
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 4 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 5  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Allegra Partners IV, L.L.C.
        13-4096858
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 5 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 6  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Larry J. Lawrence
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 6 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 7  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard W. Smith
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,837,060 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,837,060 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,837,060 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.3%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 7 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 8  of 13 Pages
------------------                                           -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brian T. Horey
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) [ ]
                                                                    (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                - 0 - shares
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,162,476 shares
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  - 0 - shares
                          ----- ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,162,476 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,162,476 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 8 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 9  of 13 Pages
------------------                                           -------------------

ITEM 1 (A).       NAME OF ISSUER:
-----------       ---------------
                  Lexent Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------       ------------------------------------------------
                  Three New York Plaza, New York, NY  10004.

ITEM 2 (A).       NAME OF PERSON FILING:
-----------       ----------------------
                  Allegra Capital Partners III, L.P. ("Fund III"), Allegra
                  Capital Partners IV, L.P. ("Fund IV"), Allegra Partners III,
                  L.P. ("Fund III GP"), Allegra Partners IV, L.L.C. ("Fund IV
                  GP"), Larry J. Lawrence ("Lawrence"), Richard W. Smith
                  ("Smith") and Brian T. Horey ("Horey") (collectively, the
                  "Reporting Persons"). Lawrence, Smith and Horey are the general partners of Fund III GP, the sole general partner of Fund III. Lawrence and Smith are members of Fund IV GP, the sole general partner of Fund IV.

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------       ------------------------------------------------------------
                  The address of the principal business office of each Reporting
                  Person is c/o Allegra Partners,  515 Madison Avenue, New York,
                  NY 10022-5403.

ITEM 2 (C).       CITIZENSHIP:
-----------       ------------
                  Messrs. Lawrence, Smith and Horey are United States citizens.
                  Fund III, Fund III GP and Fund IV are limited partnerships organized under the laws of the State of Delaware. Fund IV GP is a limited liability company organized under the laws of the State of Delaware.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:
-----------       -----------------------------
                  Common Stock, $.001 par value ("Common Stock").

ITEM 2 (E).       CUSIP NUMBER
-----------       ------------
                  52886Q10

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
-------           --------------------------------------------------------
                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  -----------------------------------------------
                  Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

ITEM 4.           OWNERSHIP:
-------           ----------
                  (a) Amount Beneficially Owned:

                      Fund III owns beneficially and of record 3,162,476 shares of Common Stock as of December 31, 2000. Fund IV owns beneficially and of record 674,584 shares of Common Stock as of December 31, 2000. By virtue of the affiliate relationships among Fund III, Fund III GP, Fund IV and Fund IV GP, each such entity may be deemed to own beneficially 3,837,060 shares of Common Stock. Furthermore, in their capacities as individual general partners of Fund III GP and members of Fund IV GP, Lawrence and Smith may be deemed to own beneficially 3,837,060 shares of Common Stock. In his capacity as an individual general partner of Fund III GP, Horey may be deemed to own beneficially 3,162,476 shares of Common Stock. Each Reporting Person disclaims

                               Page 9 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 10 of 13 Pages
------------------                                           -------------------

                      beneficial ownership of shares of Common Stock, except to the extent of their respective proportionate pecuniary interests therein.

                  (b) Percent of Class:

                      As of December 31, 2000, each Reporting Person other than Horey may be deemed to own beneficially 9.3% of the outstanding Common Stock. Horey may be deemed to own beneficially 7.7% of the outstanding Common Stock. The percentages are based on the 41,077,738 shares of Common Stock reported to be outstanding as of November 10, 2000, in the Lexent Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

                  (c) Number of Shares as to which such person has:

                      (i) sole power to vote or direct the vote:  0 shares.

                     (ii) shared power to vote or to direct the vote: each
                          Reporting Person other than Horey: 3,837,060 shares;
                          Horey: 3,162,476 shares.

                    (iii) sole power to dispose or to direct the disposition of:
                          0 shares.

                     (iv) shared power to dispose or to direct the disposition
                          of: each Reporting Person other than Horey: 3,837,060 shares; Horey: 3,162,476 shares.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
---------         ---------------------------------------------
                  Not applicable.

ITEM (6).         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
---------         --------------------------------------------------------
                  PERSON:
                  -------
                  Not applicable.

ITEM (7).         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
---------         ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
                  --------------------------------------------------------------
                  Not applicable.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
---------         ----------------------------------------------------------
                  Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined under Rule 13d-1.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:
---------         -------------------------------
                  Not applicable.

ITEM (10).        CERTIFICATION:
----------        --------------
                  Not applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b).

                               Page 10 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 11 of 13 Pages
------------------                                           -------------------

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February      , 2001                 ALLEGRA CAPITAL PARTNERS III, L.P.

                                             By:  ALLEGRA PARTNERS III, L.P.

                                                  By: /s/ Richard W. Smith
                                                      --------------------------
                                                      General Partner

                                             ALLEGRA PARTNERS III, L.P.

                                             By: /s/ Richard W. Smith
                                                 -------------------------------
                                                 General Partner

                                             ALLEGRA CAPITAL PARTNERS IV, L.P.

                                             By:  ALLEGRA PARTNERS IV, L.L.C.

                                                  By: /s/ Richard W. Smith
                                                      --------------------------
                                                      Member

                                             ALLEGRA PARTNERS IV, L.L.C.

                                             By: /s/ Richard W. Smith
                                                 -------------------------------
                                                 Member


                                                          *
                                             -----------------------------------
                                             Larry J. Lawrence

                                                          *
                                             -----------------------------------
                                             Richard W. Smith

                                                          *
                                             -----------------------------------
                                             Brian T. Horey


*BY: /s/ Richard W. Smith
     -------------------------------
     Attorney-in-Fact

--------------------------------------------------------------------------------
         This Schedule 13G was executed by Richard W. Smith pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                               Page 11 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 12 of 13 Pages
------------------                                           -------------------

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Lexent Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February      , 2001                 ALLEGRA CAPITAL PARTNERS III, L.P.

                                             By:  ALLEGRA PARTNERS III, L.P.

                                                  By: /s/ Richard W. Smith
                                                      --------------------------
                                                      General Partner

                                             ALLEGRA PARTNERS III, L.P.

                                             By: /s/ Richard W. Smith
                                                 -------------------------------
                                                 General Partner

                                             ALLEGRA CAPITAL PARTNERS IV, L.P.

                                             By:  ALLEGRA PARTNERS IV, L.L.C.

                                                  By: /s/ Richard W. Smith
                                                      --------------------------
                                                      Member

                                             ALLEGRA PARTNERS IV, L.L.C.

                                             By: /s/ Richard W. Smith
                                                 -------------------------------
                                                 Member


                                                          *
                                             -----------------------------------
                                             Larry J. Lawrence

                                                          *
                                             -----------------------------------
                                             Richard W. Smith

                                                          *
                                             -----------------------------------
                                             Brian T. Horey


*BY: /s/ Richard W. Smith
     -------------------------------
     Attorney-in-Fact


--------------------------------------------------------------------------------
         This Agreement was executed by Richard W. Smith pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                               Page 12 of 13 pages

------------------                                           -------------------
CUSIP No. 52886Q10                    13G                    Page 13 of 13 Pages
------------------                                           -------------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard W. Smith his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of Allegra Partners III, L.P., or in his capacity as a member of Allegra Partners IV, L.L.C., with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Allegra Capital Partners III, L.P. or Allegra Capital Partners IV, L.P., pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the __th day of February, 2001.


                                             /s/ Richard W. Smith
                                             -----------------------------------
                                             Richard W. Smith

                                             /s/ Larry J. Lawrence
                                             -----------------------------------
                                             Larry J. Lawrence

                                             /s/ Brian T. Horey
                                             -----------------------------------
                                             Brian T. Horey



                              Page 13 of 13 pages